Exhibit (p)(2)

                             NEWBRIDGE PARTNERS, LLC

                       CODE OF PROFESSIONAL RESPONSIBILITY

                             (Revised December 2000)

     NewBridge Partners is an investment management firm. Our clients have entrusted us with the extraordinary responsibility of managing their assets to the best of our ability. As a consequence, we owe our clients, both as a matter of principle and as a matter of law, a fiduciary duty, that is, a duty of loyalty and a duty of care. In addition, as employees of the Firm, each of us owes a duty of loyalty to the Firm. Moreover, each of us is required to comply with certain express requirements of the Investment Advisers Act of 1940 (the "Advisers Act"). This Code of Professional Responsibility describes our duties to our clients and the Firm, as well as our additional obligations under the Advisers Act, and sets forth certain rules that have been adopted by the Firm with a view toward ensuring that the Firm and its employees will fulfill such duties and obligations.

FIDUCIARY DUTY TO OUR CLIENTS.

     The Advisers Act imposes a fiduciary duty upon each of us at NewBridge Partners, which means that we owe our clients a duty of loyalty and a duty of care.

         Under the duty of care, we are obligated:

          o _________ to exercise a high degree of care in evaluating investment alternatives, in making investment recommendations to our clients and, when applicable, in exercising our discretionary power to make investments on behalf of our clients;

          o to ensure that all information provided to our clients is accurate in all material respects;

          o _________ to ensure that all of our recommendations to our clients, and, if applicable, the investments made by us on their behalf, are suitable in light of each client's needs, financial circumstances and investment objectives; and

          o _________ to obtain best execution for our clients' securities transactions where the Firm is in a position to direct brokerage transactions.

         Under the duty of loyalty, we are obligated:

          o    always to act in the best interests of our clients;

          o    to render disinterested and impartial advice to our clients;

          o to avoid engaging in any activity that conflicts with the interests of our clients; and

          o    to disclose to our clients any potential conflict of interest.




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     In conformity with the requirements of the duty of loyalty, we have advised our clients in Part II of our Form ADV, which is provided to each client, that any of us may, from time to time, engage in securities transactions that are the same as or similar to those that the Firm has recommended to its clients or has effected for their account. However, while such disclosure makes it permissible for each of us to engage in securities transactions that are the same as or similar to those that we are recommending to our clients or are effecting for their accounts, we can never:

          o _________ engage in "front running," which means that we cannot purchase (or sell) securities for our own account prior to recommending the purchase or sale of such securities to, or purchasing (or selling) such securities for, our clients if our purchases (or sales) might disadvantage our clients by causing them to purchase (or sell) such securities at a possible higher (or lower) price than we might pay (or receive) as a result of our own purchases (or sales) of such securities; or

          o _________ misappropriate an investment opportunity, which means, by way of illustration, that we cannot purchase securities for our own account if our purchase would preclude or hinder our clients from purchasing securities that we would have otherwise recommended to them.

     Similarly, under the duty of loyalty, we cannot favor one client over another. Thus we must endeavor to spread unique investment opportunities amongst our clients in a fair manner; and, while the bunching of trades is permissible, we must take care to ensure that the savings that are realized from such bunching are fairly allocated amongst our clients.

     The duty of loyalty also imposes a duty upon the Firm itself not to accept any compensation for directing trades to a particular broker except in the very narrow circumstances under which the payment of so-called "soft dollars" is permitted under Section 28(e) of the Securities Exchange Act of 1934.

SPECIFICALLY PROHIBITED CONDUCT.

     In addition to imposing a fiduciary duty upon the Firm and its employees, the Advisers Act expressly prohibits the Firm and its employees from:

          o purchasing any security from, or selling a security to, a client for the account of the Firm or for the account of an employee of the Firm, without the express consent of the client;

          o engaging in false or misleading advertising, including the use of testimonials and certain references to past recommendations;

          o    receiving   performance   fees   (except  in  certain   specified
               circumstances);

          o making payments to outside solicitors, except in compliance with certain specific requirements; and

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          o    engaging in any insider trading.

     To ensure that the Firm and its employees will not inadvertently engage in any of these specifically prohibited transactions, the Firm has adopted the following rules:

     1. _______ The Firm and its employees may not purchase (or sell) a security from (or to) a client for the account of the Firm or for any account in which an employee of the Firm has a Beneficial Interest without the prior approval of the Firm's Compliance Officer. For purposes of the Code of Professional Responsibility, an employee will be deemed to have a "Beneficial Interest" in an account, in a security or in a transaction, if any of the following persons or entities has the opportunity to profit or share directly or indirectly in any profit derived from such security or transaction:

          o the employee himself or herself; o _________ any member of the employee's immediate family sharing the same household; o any partnership as to which the employee is a general partner; o any corporation or similar entity in which the employee owns securities if the employee is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio; or o _________ any trust as to which (a) the employee is the trustee and such employee or any member of his immediate family is a beneficiary, (b) the employee is a beneficiary and controls or shares control of the trust's investments, or (c) the employee is a settlor, has the power to revoke the trust without the consent of another person and shares investment control over the trust's investments.1

     2. _______ Pursuant to the Firm's Policies and Procedures relating to Advertising, a copy of which is attached as Exhibit A to this Code of Professional Responsibility, all advertising by the Firm (which includes any written communication to more than one person) will be reviewed by the Firm's Compliance Officer (or his or her designee) prior to the dissemination thereof.

     3. _______ The Firm will not accept any performance fees except pursuant to arrangements that have been approved by the Firm's Compliance Officer (or his or her designee).

     4. _______ The Firm will not engage any outside solicitors except pursuant to arrangements that have been approved by the Firm's Compliance Officer (or his or her designee).

----------------------------

     1 The applicable rules that have been promulgated under both the Advisers Act and the Investment Company Act define the term "Beneficial Interest" by reference to Rule 16a-1(a)(2) of the rules and regulations promulgated under the Exchange Act of 1934, to which reference should be made if there is any question as to whether an employee has a Beneficial Interest in any transaction or security. The term "immediate family" includes children, grandchildren, parents, grandparents, parents-in-law, siblings-in-law and children-in-law.

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     5.   _______  Each  employee of the Firm will be required to read and agree to abide by the Firm's  Written Policy on Insider  Trading,  a copy of
          which  is  attached  as  Exhibit  B  to  this  Code  of   Professional
          Responsibility.

PERSONAL SECURITIES TRANSACTIONS.

         The rules promulgated under both the Advisers Act and the Investment Company Act of 1940 (the "Investment Company Act") expressly require that the Firm maintain records with respect to each security transaction that is entered into by the Firm or any employee of the Firm who possesses knowledge about the Firm's investment recommendations. In order to ensure compliance with these rules, each employee of the Firm must provide a securities transaction report to the Firm's Compliance Officer (or his or her designee) within 10 days of the end of each calendar quarter which sets forth, as to each transaction in which the employee has a Beneficial Interest (as defined above):

     o _________ the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved in a transaction that was effected during such quarter;

     o    the  nature  of  the  transaction  (i.e.,  purchase,   sale  or  other
          acquisition or disposition);

     o    the price of the security at which the transaction was effected;

     o the name of the broker, dealer or bank with or through whom the transaction was effected; and

     o    the date that the report is submitted by such employee;

provided, however, that an employee need not report (a) any transactions effected in any account over which neither the Firm nor such employee has any direct or indirect influence or control or (b) any transaction in any of the following securities: direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end investment companies that are registered under the Investment Company Act.

     If no securities transaction in which such employee has a direct or indirect beneficial interest occurred during the prior quarter, that fact must be stated in the quarterly securities transaction report.

     To the extent that securities transactions in which an employee has a Beneficial Interest are effected through a broker, the employee may, and each employee is hereby directed to, satisfy the foregoing reporting requirements by directing such broker to supply to the Firm's Compliance Officer (or his or her designee) copies of confirmations of all personal securities transactions or copies of all periodic statements for all securities accounts as to which the employee has a Beneficial Interest within 10 days of the end of the applicable quarter. If the employee does not maintain an account with a

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broker,  the  employee  must submit a quarterly  securities  transaction  report within 10 days of the end of the applicable quarter, even if no securities transaction in which the employee has a Beneficial Interest has occurred during such quarter. If the employee does maintain an account with a broker, but a securities transaction has been effected in which the employee has a Beneficial Interest and such securities transaction has not reported in such broker's confirmations or statements in a timely manner, the employee must submit a quarterly securities transaction report reporting such securities transaction within 10 days of the end of the applicable quarter.

     In addition, if, during any quarter, an employee of the Firm establishes an account that holds securities as to which the employee has a Beneficial Interest, the employee must report the following information to the Firm's Compliance Officer (or his or her designee) within 10 days after the end of such calendar quarter:

     o the name of the broker, dealer or bank with whom the employee established the account;

     o    the date the account was established; and

     o    the date that the report is submitted by such employee.

     In order to minimize the possibility that the personal securities transactions of employees of the Firm may have the appearance of a conflict of interest, the Firm has adopted the following additional restrictions on, and requirements relating to, personal investing activities:

     1. _______ In the event that the Firm's Investment Policy Committee determines to make a significant change in the specific securities that are generally held for the accounts of the Firm's clients, or in the weighting of specific securities that are generally held for the accounts of the Firms's clients, the Investment Policy Committee will issue a notice to the effect that such securities have been placed on a restricted list (the "Restricted List"). No employee purchase or sell any security if, and for so long as, such security appears on the Restricted List.

     2. _______ No employee may (a) sell a security which is generally held for the accounts of clients of the Firm if he or she has purchased such security within the preceding 30 days, or (b) buy a security which is generally held for the accounts of clients of the Firm if he or she has sold such security within the preceding 30 days.

     3. The Firm's Compliance Officer or his designee will review the trading activity of all employees of the Firm on a quarterly basis for the purpose of determining whether there are any instances in which any such employee effected a personal securities transaction on the same day and in the same security as securities transactions were effected for the accounts of clients of the Firm but such employees received a significantly better price than did such clients. The Compliance Officer will report the results of each such review to the Board of Managers of the Firm. In the event that any such review indicates that any employee of the Firm has effected a personal securities transaction on

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          the same day and in the same  security  as  securities
          transactions have been effected for clients of the Firm but such employee has received a significantly better price than did such clients, the Board of Managers will make an inquiry into the circumstances of any such transaction and shall take such steps as may be appropriate, in light of such circumstances, in order to alleviate any concern that may arise out of the fact that any such transaction may appear to involve a conflict of interest.

     4. Each employee of the Firm must preclear with the Firm's Compliance Officer (or his or her designee) any transaction involving an Investment Security as to which the employee has or would have a Beneficial Interest;

provided, however, that such preclearance shall not be required with respect to transactions involving 1000 shares or less or, in the case of Investment Securities of companies with a market capitalization in excess of $10 Billion, with respect to transactions involving 10,000 shares or less. For purposes of this Code of Professional Responsibility, an "Investment Security" shall mean an equity security of a company whose securities are listed for trading in the United States and which has a market capitalization in excess of $1 Billion.


ADDITIONAL RESTRICTIONS AND LIMITATIONS APPLICABLE TO INVESTMENT COMPANY
ADVISERS

     In accordance with certain of the Recommendations contained in the May 9, 1994, Report of the Advisory Group on Personal Investing of the Investment Company Institute and Rule 17j-1 of the rules and regulations promulgated under the Investment Company Act of 1940, the Firm has adopted the following additional restrictions on, and requirements relating to, personal investing activities, which restrictions and limitations will become effective at such time as the Firm commences to provide investment advice to a registered investment company:

         1.  INITIAL PUBLIC OFFERINGS

               No employee of the Firm may acquire a Beneficial Interest in any "Covered Security" that is being offered in an initial public offering without the prior approval of the Firm's Compliance Officer (or his or her designee). For purposes of this Code of Conduct, a "Covered Security" is any security other than direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end investment companies that are registered under the Investment Company Act.

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         2.  LIMITED OFFERINGS (PRIVATE PLACEMENTS)


               No employee of the Firm may acquire a Beneficial Interest in a Covered Security in a private placement without the prior approval of the Firm's Compliance Officer (or his or her designee).


         3.  ADDITIONAL BLACKOUT PERIODS

               No employee of the Firm may, without the prior approval of the Firm's Compliance Officer (or his or her designee) execute a transaction relating to an Covered Security on a day when any registered investment company as to which the Firm is an investment adviser has pending a buy or sell order in that same security until such order is executed or withdrawn; in addition, no member of the Investment Policy Committee of the Firm may, without the prior approval of the Firm's Compliance Officer (or his or her designee) purchase or sell any Covered Security within five calendar days before and two calendar days after any investment company as to which the Firm acts as an investment adviser purchases or sells that same security; provided, however, that such prior approval shall not be required with respect to transactions in Investment Securities involving 1000 shares or less or, in the case of Investment Securities of companies with a market capitalization in excess of $10 Billion, with respect to transactions involving 10,000 shares or less. The Firm reserves the right to require any employee who had engaged in transactions that are prohibited during such blackout periods to disgorge any profits realized in connection with such transaction.

         4.  GIFTS

               No employee of the Firm may accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of any investment company as to which the Firm serves as an investment adviser.

         5.  SERVICE AS A DIRECTOR

               No employee of the Firm may serve on the board of directors of any publicly traded company absent prior approval of the Firm's Compliance Officer (or his or her designee) based upon a determination that such board service would be consistent with the interests of any investment company as to which the Firm serves as an investment adviser and its shareholders.

         6.  DISCLOSURE OF PERSONAL HOLDINGS.

               Each employee of the Firm, upon commencement of employment and annually thereafter, shall be required to report the following information to the Firm's Compliance Officer, as of a date not more than 30 days prior to the date on which the

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               report  in  submitted,  (a)  the  title,  number  of  shares  and principal amount of all Covered Securities in which the employee has a direct or indirect Beneficial Interest (as defined above),
               (b) the name of any broker, dealer or bank with whom the employee maintains an account in which any securities are held, either directly or indirectly, for the benefit of such employee, and (c) the date that the report is submitted by such employee; provided, however, that such employee need not make a report with respect to any account over which the employee has no direct or indirect influence or control.

         7.  CERTIFICATION OF COMPLIANCE WITH CODE OF PROFESSIONAL
             RESPONSIBILITY

               Each employee shall be required to certify annually that he or she (i) has read and understood the Code of Professional Responsibility, (ii) recognizes that he or she is subject thereto, (iii) has complied with the requirements of the Code of Professional Responsibility and (iv) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Professional Responsibility.

         8.  REVIEW PROCEDURES

               The Compliance Officer (or his or her designee) shall, among other things review all securities transaction and holdings reports and compare, on a quarterly basis, all employee securities transactions with each Fund's completed portfolio transactions to determine whether a Code violation may have occurred. When there appears to be a transaction that conflicts with the Code, the Compliance Officer shall request a written explanation of the employee's transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated Compliance Officer with a recommendation of appropriate action to the Board.

PRESERVATION OF CONFIDENTIAL INFORMATION.

     Many of our clients have provided personal and financial information to us on the understanding that such information will be held in the strictest confidence. At the same time, each of us has learned, during the course of our employment, confidential information about the firm, including its investment management strategies and practices, its marketing plans and strategies, and its financial circumstances, as well as confidential information relating to our clients. All such confidential information must be held by each of us in strict confidence and not discussed or otherwise disclosed to anyone outside the Firm except as required by law. Any order, subpoena or other demand for any such confidential information should be immediately referred to the Firm's General Counsel.

DUTY OF LOYALTY TO THE FIRM.

     The success of the Firm is dependent upon the dedication of its employees to the achievement of that success. Accordingly, it is the policy of the Firm that no employee of the Firm may accept any position with any organization, whether for profit or otherwise, including governmental positions,

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without  the prior  approval  of the Firm's  Compliance  Officer  (or his or her designee). Such approval will not be given by the Firm's Compliance Officer (or his or her designee) if such organization competes with the business of the Firm or if the acceptance of the position with such organization would inhibit the employee from devoting substantially all of his or her business effort to the business of the Firm or might otherwise adversely affect the Firm.

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                                                                       EXHIBIT A

                             NEWBRIDGE PARTNERS, LLC
                 POLICIES AND PROCEDURES RELATING TO ADVERTISING

         The maintenance of the Firm's reputation for honesty in its relationships with its clients and prospective clients is essential to the Firm's future success. For this reason, the Firm must exercise extraordinary care to ensure that its communications to its clients and the public are accurate and complete, do not contain any potentially misleading information, are based upon solid factual data and do not contain promises or predictions as to future results. In addition, the Securities and Exchange Commission (the "SEC") has expressly prohibited certain types of advertising, including testimonials and, except in certain specified circumstances, references to past specific recommendations. To ensure preservation of its reputation and compliance with the requirements of the SEC, the Firm has determined that all advertising and solicitation materials (including any written communication addressed to more than one person) must be submitted to the Firm's Compliance Officer (or his or her designee) for review and approval prior to the dissemination thereof.

         In addition, in accordance with the requirements of the SEC, the Firm's Compliance Officer (or his or her designee) will keep and maintain the following records that relate to advertising:

o ________ A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the Firm circulates or distributes, directly or indirectly, to more than ten persons (other than persons connected with the Firm).

o A copy of each written communication that the firm sends to any client or prospective client relating to any recommendation made or proposed to be made or any advice given or proposed to be given, together with the names and addresses of each person, if any, to whom such communication was specifically addressed; provided, however, that if the Firm sends or otherwise delivers any such -------- ------- communication to more than 10 persons, the Firm is not required to keep a record of the names and addresses of the persons to whom it was sent; except that if such communication is distributed to persons named on any list, the Firm is required to retain with the copy of such communication a memorandum describing the list and the source thereof.

o Copies of any records or documents, including internal working papers, that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the Firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with the Firm). The Compliance Officer need not keep a copy of any account records that are used to calculate the performance of managed accounts so long as the Firm keeps copies of all account statements for its clients and such account statements reflect all debits, credits and other transactions for each account period.

o ________ A copy of each Part II of the Firm's Form ADV, and any amendment thereof, that is delivered to any prospective client, together with a record of the date of delivery.

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                                                                       EXHIBIT B


                             NEWBRIDGE PARTNERS, LLC
                        WRITTEN POLICY ON INSIDER TRADING

     NewBridge Partners, LLC (the "Firm") prohibits anyone who is associated with the Firm, including any officer or employee of the Firm (an "Associated Person") from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as "insider trading." Any questions regarding this policy should be referred to the Firm's Compliance Officer.

     The term "insider trading" is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     o    trading by an insider on the basis of material non-public information;

     o _________ trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or,

     o    communicating material non-public information to others.

I.   WHO IS AN INSIDER?

     The term "insider" is broadly defined. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship with the company and, as a result, is given access to information that is intended to be used solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a client company it advises or for which it performs other services. If a client company expects the Firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Firm and its Associated Persons who have knowledge of such information will be considered insiders.

II.  WHAT IS MATERIAL INFORMATION?

     Trading  on insider  information  is not a basis for  liability  unless the
information  is  material.   "Material  information"  generally  is  defined  as
information that a reasonable  investor

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would consider  important in making their investment  decisions,  or information that is likely to have a substantial effect on the price of a company's securities, regardless of whether the information is related directly to the company's business. Information that Associated Persons of the Firm should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and, extraordinary management developments.

III. WHAT IS NON-PUBLIC INFORMATION?

     Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

IV.  PENALTIES FOR INSIDER TRADING

     Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

V.   PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

     The following procedures have been established to aid the Associated Persons of the Firm in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

     A.   IDENTIFY INSIDER INFORMATION

          Before trading or making investment recommendations for any account on the basis of information about a company that is not generally available to the public, each Associated Person of the Firm should ask himself or herself the following questions:

          1. _______ Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially effect the market price of the securities if

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               generally disclosed?

          2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place, such as by being published in publications of general circulation?

     B.   REPORT TO COMPLIANCE OFFICER.

          If, after consideration of the above, the Associated Person concludes that the information is material and non-public, or if he or she has further questions as to whether the information is material and non-public, the following procedures shall be followed:

          1. _______ The Associated Person should report the matter immediately to the Firm's Compliance Officer, who should advise the Associated Person as to the proper course of action to take after review of the matter.

          2. _______ Pending receipt of the advice of the Firm's Compliance Officer, the Associated Person should not purchase, sell or recommend securities on behalf of himself or herself or others, including accounts managed by the Firm.

          3. The Associated Person should not communicate the information inside or outside the Firm other than to the Firm's Compliance Officer.

     C.   PERSONAL SECURITIES TRADING

          As described in the Firm's Code of Professional Responsibility, all employees of the Firm are required to submit a report to the Firm of every securities transaction in which they have a direct or indirect beneficial interest within ten (10) days after the end of the calendar quarter in which the transactions were effected. This report shall include, among other things, the names of the securities, dates of the transactions, quantities, prices and broker/dealer or other entity through which the transactions were effected.

     D.   RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

          Information in an Associated Person's possession that he or she has identified as material and non-public may not be communicated to anyone, including persons within the Firm except as provided in paragraph B above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and kept in a secure storage space.

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                                 ACKNOWLEDGMENT

By affixing my signature below, I acknowledge that I have read and understood the foregoing Code of Professional Responsibility (Revised December 2000) and the Exhibits thereto, including the Written Policy on Insider Trading, and agree that I will comply in all respects with such Code of Professional
Responsibility, including such policy.


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Name                                                       Date



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